Exhibit 3.7

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

THIRD ARTICLES OF AMENDMENT

J.P. Morgan Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting the definition of “Class Y-S Conversion Rate” from Section (2) of the terms of the Class Y Common Stock, $0.01 par value per share (the “Class Y Common Shares”), as originally set forth in the Articles Supplementary filed with, and accepted for record by, the SDAT on November 13, 2023 (the “Articles Supplementary”).

SECOND: The Charter is hereby amended by deleting Section (4) of the terms of the Class Y Common Shares, as originally set forth in the Articles Supplementary.

THIRD: The foregoing amendments of the Charter were approved by a majority of the entire Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: The undersigned acknowledges these Third Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment to be signed in its name and on its behalf by its Chairperson of the Board and Chief Executive Officer and attested to by its Secretary on this 7th day of November, 2025.

ATTEST: J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

By: /s/ Christian P. Porwoll By: /s/ Chad Tredway (SEAL)

Name: Christian P. Porwoll Name: Chad Tredway

Title: Secretary Title: Chairperson of the Board and Chief

Executive Officer